Exhibit 10.28

House Leasing Agreement
(Contract Number:)

Lessor (hereinafter referred to as Party A) : Shenyang Nanyang Shopping Mall
Lessee (hereinafter referred to as Party B) : Harbin Mege Union Management Co., Ltd.

In accordance with the stipulations of laws and regulations such as the “Contract Law of the People’s Republic of China” and on the basis of equality, willingness, fairness and faithfulness, Party A and B have reached an agreement through friendly consultation to conclude the following contract.

I. Condition of The Premises

1-1
Party A will lease to Party B The Premises owned by itself which is located at No. 96, Zhonghua Road, Heping District, Shenyang City, which include part of hall of the first floor, the basement, facility room, and the 3rd to the 9th floor (hereinafter referred to as The Premises). The construction area of The Premises is above 5,700 square meters, the land purpose is , the structure is .

The Number of the Housing Ownership Certificate of The Premises is
The Number of the Land Use Right Certificate of The Premises is

1-2	Party A establishes the lease relationship with Party B as the owner of The Premises. And Party A has told Party B that The Premises is under no mortgage before signing the contract.

II. Lease Purpose

2-1	Party B leases The Premises for service industry and other related industries, the operation items can be adjusted in accordance with actual business condition, however, it must be legal.

2-2
The Party B should provide related information of the operation items of each floor to Party A before decoration or construction of building; Party A should also be notified before any further change if any in the future.

III Delivery Date and Lease Term

3-1
As to the agreement of both parties, the two parties begin the checking and delivery work since June 5, 2007, and June 15, 2007 is confirmed as the formal delivery date, five months w i l l be provided by Party A to Party B as term for decoration and presell, and the rental will be excluded during this period.

The lease term of The Premises is 10 years, that is, from November 15, 2007 to November 14, 2017.

3-2
Party A has the right to take back The Premises when this contract expires, and Party B should return it as scheduled, Party B will notify Party A in written form if it intends to extend the lease within three months before the contract expires, in this situation, the lease contract should be resigned if agreed by Party A. Under the same terms, Party B has the priority to lease The Premises.

IV Rental, Payment and Time Limit

4-1	Party B should pay 1.5 million Yuan to Party A every year as the rental for the first three years (November 15, 2007 – November 14, 2010);

Party B should pay 1.55 million Yuan to Party A every year as the rental for the fourth to the fifth year (November 15, 2010 – November 14, 2012);

Party B should pay 1.674 million Yuan to Party A every year as the rental for the sixth to the eighth year (November 15, 2012 – November 14, 2015);

Party B should pay 1.8414 million Yuan to Party A every year as the rental for the ninth to the tenth year (November 15, 2015 – November 14, 2017);

4-2	The rental should be paid every half year, 50% of the rental of that year should be paid every time, Party B should pay the rental for the second half year to Party A one month in advance.

4-3	Party B should pay 50% of the rental forthe first year (totally RMB 750,000 Yuan) to Party A in one time within 7 days after signing the contract.

V Other Expenses

5-1
Party B will bear the cost of utilities such as electricity, water, and heating during the lease term (since the date when Party B enter The Premises for decoration), however, it is the responsibility of Party A to pay the real estate tax due to the lease of The Premises.

VI Use Requirement and Maintenance Responsibility of The Premises

6-1
Party A should finish the following reconstruction of infrastructure of The Premises within two months since June 5, 2007: connect the gas pipe (3’’ pipe); increase the capacitance of The Premises to 400 kilowatt; adjust the central air-conditioning system of The Premises to 360,000 kcal;

If the abovementioned infrastructure conditions cannot be guaranteed by Party A, it should compensate Party B for related losses.

6-2
Party A should ensure that all facilities in The Premises are in good order after Party B enters into The Premises. While as to Party B, it should guarantee the good condition of the facilities after delivery, moreover, it is responsible for the maintenance and repair of the facilities, and bear related costs. But those equipments which have reached the expected service life are for exception, the replacing cost for the elevators, boiler and air conditioning which have reached the service life should be born by Party A.

6-3
Party B has the right to provide decoration and reconstruction to the interior and exterior of The Premises, Party B should provide related information of the operation items of each floor to Party A before decoration or construction of The Premises, so as to avoid any technical problems on construction structure. Party A should cooperate with Party B together with the Quality Technology Department to solve related technical problems appearing in the construction on structure design. When this contract expires, Party B may take away the added movable facilities, but the infrastructure and the decoration should be reserved.

6-4
Procedures for decoration of the exterior facade and the hanging tablet of Party B should be transacted by Party A, and the expense should be born by Party B; Party A should guarantee the entire use right of the exterior facade, the third party referred in Article 10-4 of this contract should not add or expand the area of its tablet, Party A will be responsible for renewing it to the original condition if any.

6-5
Party A should provide related procedures for the self-use parking lot in front of The Premises, thus to guarantee the operation and use of Party B; if the above procedures cannot be provided by Party A, it must ensure that Party B can use this place solely for parking, if any third party takes up this place, Party A must be responsible for clearing away the third party.

VII. Returning of The Premises

7-1	Party B should return The Premises within 15 days after the contract expires unless Party A agrees to extend the lease.

VIII Conditions for Termination of the Contract

8-1
One party can notify the other party in written form to terminate the contract with the agreement of both parties under one of the following condition. The default fine which equals to 3 times that of the monthly rental should be paid by the delinquent party to the other party; if it causes losses to one party, and the paid default fine is not enough to compensate the losses of that party, then the balance between the loss and the default fine should be paid as well:

8-1-1 Party A does nor deliver The Premises on time, and does not deliver it 15 days after request of Party B;

8-1-2 The Premises delivered by Party A is inconsistent with the stipulations of the contract, and the lease purpose cannot be achieved;

8-1-3 Party B subleases The Premises without approval of Party A (it will not be considered as sublease if Party B utilizes The Premises for cooperation with the third party);

8-1-4 Party B does not pay the rental on time, and the total exceeding period is more than 30 days.

IX Breach of the Contract

9-1
If there is any disfigurement for The Premises, Party A should repair it within 15 days since delivery, and Party A should compensate Party B for related losses if it does not repair it during the due period.

9-2
Party A has notified Party B that The Premises has clear property right, without any mortgage or hypothecation, if there is any above condition, Party A should be responsible for clearing, and compensate Party B for actual losses.

X Miscellaneous

10-1	This contract shall come into effect upon adding the signature and seal of both parties. Party A should be responsible for transact the House Lease Permit from the Real Estate Management Department.

10-2
If Party A intends to sell The Premises during the lease term, under the same terms, Party B has the priority to purchase The Premises; Anything not covered in this contract will be discussed separately by both parties and concluded in the added article. Both the added article and appendix of the contract serve as the inseparable part of the contract.

10-3	Both parties should provide related data to the other party for textual research when signing the contract, such as the duplicate of Business License, Tax Registration Certificate and ID Card, etc.

10-4
No matters of the part (including the hall of the first floor and the whole second floor) of No. 96, Zhonghua Road, Heping District, Shenyang City leased to the third party has any relationship with Party B, all these should be solved by Party A and the third party; however, during the decoration and reconstruction of The Premises and the further operation period of Party B, if there is any influence from the third party, Party A must be responsible for solving the problem, thus to guarantee the decoration, reconstruction and operation of Party B.

10-5	The contract is in quadruplicate, one copy for each party, and other two copies for the Real Estate Management Department.

10-6
Both parties can be free from any liability if there is any loss due to the force majeure during the term of the contract. If there is removing requested by the government, it should be disposed in accordance with the law. Party A should guarantee that Party B can obtain corresponding removing compensation. 10-7 All rights and obligations of Party B stipulated in this contract should be transferred to the title of the new enterprise of Party B if Party B registers new enterprise in Shenyang.

Party A : Shenyang Nanyang Shopping Mall (seal)

Party B : Harbin Mege Union Management Co., Ltd. (Seal)
Representative: Wu Bingrong

Signing Date : June 6th, 2007